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                                  Exhibit 7.5
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                             DEMAND PROMISSORY NOTE


$250,000.00                                                       June 2, 1994


         ON DEMAND AFTER DATE, FOR VALUE RECEIVED, the undersigned (herein called the "Borrower") jointly and severally promises to pay to the order of SOCIETY NATIONAL BANK, 127 Public Square, Cleveland, Ohio 44114 (herein called the "Bank") the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars or the unpaid principal balance shown on any allonge attached hereto, or any ledger or other record of the Bank, which shall be rebutably presumptive evidence at the principal amount owing and unpaid on this Note.

         The Borrower agrees to pay to the Bank interest on the unpaid balance of principal hereunder at a floating rate per annum equal to .50% in excess of the Prime Rate in effect from time to time. The interest rate hereon will change immediately and correspondingly with each change in the Prime Rate. Interest hereon shall be payable quarterly on the first day of Sep, Dec, May, Jun in each year, commencing on the first such date after the date hereof, and on demand. Prior to demand for payment of the Note, for any payment of principal or interest not paid when due, the Borrower shall pay a late charge of an amount equal to the greater of $25.00 or 10% of the payment. In addition, if this Note is not fully paid as to principal and interest upon demand, the entire unpaid balance shall thereafter bear interest at the greater of 3.50% in excess of the Prime Rate, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate or 10.75%. In no event shall the interest rate exceed the maximum permitted by law, interest shall be calculated upon a year of 360 days for the actual number of days elapsed. In no event shall the interest rate hereon exceed the highest rate permitted by law. Loans evidenced by this Note shall at all times be made at the sole discretion of Bank, and Bank shall not have any obligation whatsoever to make any such loans.

         The Prime Rate is defined as that interest rate established from time to time by Bank as Bank's Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

         The principal of this Note may be prepaid, in whole or in part, at any time and from time to time.

         Payment of the principal of, and interest on, this Note shall be made in lawful money of the United States of America, at any office of the Bank, or at such other place as the Bank or any subsequent holder hereof shall have designated to the Borrower in writing. Any reference to the Bank as used in this Note shall include in its meaning any subsequent holder of this Note.

         In order to secure the principal of and interest on this Note and all other liabilities of the Borrower or any of them, whether now existing or hereafter contracted, and whether due or to become due and in whatsover way acquired by or accruing to the Bank (all of which are herein collectively called the "Liabilities"), the following documents have been executed Unsecured.

         All of the foregoing are hereinafter called the "Related Loan Documents". This Note shall further be secured by any other document that may already have been executed or that may hereafter be executed, including, without limitation, Related Loan Documents for other Liabilities, which are designed to give or grant unto the Bank a security interest. The above described security interests

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shall survive the payment of this Note as to all Liabilities outstanding on the date this Note is paid and the Bank may thereafter retain this Note and the Related Loan Documents to evidence the grant of said security interests.

         The Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest, and diligence in the collection and bringing suit and agrees to the application of any bank balance as payment or part payment of this Note, or as an offset thereto, and that the Bank may extend the time for payment, accept partial payment, take security therefor, or exchange or release any collateral, without discharging or releasing the Borrower.

         The Borrower hereby acknowledges that this Note was signed in Mentor, Ohio.

8635 East Avenue                           /s/ Richard M. Osborne
Mentor, Ohio 44060                         ________________________
                                           Richard M. Osborne